Exhibit 10.23

R.R. DONNELLEY & SONS COMPANY

AMENDMENT TO

DIRECTOR RESTRICTED STOCK UNIT AWARD

THIS AMENDMENT TO DIRECTOR RESTRICTED STOCK UNIT AWARD (this “Amendment”) is made as of May 21, 2009 by and between R.R. Donnelley & Sons Company, a Delaware corporation (the “Company”), and XXXXXXXX (the “Grantee”).

WHEREAS, the Company and Grantee are parties to a Director Restricted Stock Unit Award dated May 28, 2008 (the “Award Agreement”).

WHEREAS, the Company and Grantee have determined that it would be in the best interests of the Company and Grantee if the Award Agreement was amended to allow for deferral of payment of all or any portion of the award in accordance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1. Section 2 of the Award Agreement shall be deleted and replaced in its entirety by the following language:

“Issuance of Common Stock in Satisfaction of Restricted Stock Units.

(a) Except to the extent otherwise provided in paragraphs 2(b) or (c) below, on each of the first, second and third anniversary of the Grant Date (the “Vesting Dates”) the number of shares of Common Stock equal to one-third of the RSUs (the “Vesting RSUs”) and cash in the amount of Dividend Equivalents (as defined below) earned with respect to such Vesting RSUs pursuant to paragraph 4 below shall be delivered to the Grantee; provided, however, that the Grantee may elect to defer the delivery of the shares of Common Stock underlying any of the Vesting RSUs until the date such Grantee ceases to be a member of the Board of Directors of the Company (the “Board”) or such other date as required by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), by delivering a Deferral Election to the Company in accordance with Section 409A.

(b) On the date the Grantee ceases to be a member of the Board, shares of Common Stock with respect to any remaining RSUs (including any Vesting RSUs deferred by the Grantee) and cash in the amount of Dividend Equivalents earned with respect to such RSUs pursuant to paragraph 4 below shall be delivered to the Grantee.

(c) Upon the Acceleration Date associated with a Change in Control, shares of Common Stock with respect to any remaining RSUs (including any Vesting RSUs deferred by the Grantee) and cash in the amount of Dividend Equivalents earned with respect to such RSUs pursuant to paragraph 4 below shall be delivered to the Grantee in accordance with the terms of the 2004 PIP.

(d) Each RSU shall be cancelled upon the issuance of a share of Common Stock (or cash with respect to fractional shares) with respect thereto.”

2. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, personal representatives and heirs.

3. All other terms and conditions of the Award Agreement shall remain in full force effect

4. This Amendment and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with, the laws of the State of Illinois.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

R.R. Donnelley & Sons Company:		Grantee:

By :	Thomas Carroll	Accepted:
Title:	EVP, Human Resources		[Grantee Signature]

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